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EXHIBIT 99.1

PRESS RELEASE



                          FIRST CAPITAL, INC. REPORTS
                        FOURTH QUARTER EARNINGS INCREASE

Corydon,   Indiana--(BUSINESS  WIRE)--January  17,  2003.  First  Capital,  Inc.
(NASDAQ: FCAP - News), the holding company for First Harrison Bank, (the "Bank"), today reported net income of $852,000 or $0.34 per diluted share for the quarter ended December 31, 2002. This represents a 3% increase from last year's earnings of $830,000 or $0.33 per diluted share for the quarter ended December 31, 2001.

Net interest income after provision for loan losses increased by $75,000 for the quarter ended December 31, 2002 as compared to the prior year. The increase in net interest income is primarily due to a decrease in interest expense of $218,000 which was offset by an increase in the provision for loan losses of $120,000 for the quarter ended December 31, 2002 compared to the prior year. This change in the provision for loan loss reflects management's evaluation of the allowance for loan losses that considers significant environmental factors including trends in net charge offs, trends in delinquencies, changes in lending practices, changes in the composition of the loan portfolio as well as changes in national and local economic conditions. Net loans receivable increased $4.9 million during the quarter ended December 31, 2002.

Noninterest income increased by $61,000 as compared to the quarter ended December 31, 2001 primarily due to increases of $27,000 in service charges on deposits and $18,000 in gains on the sale of securities. Noninterest expenses increased by $106,000 for the quarter ended December 31, 2002 compared to the same period last year primarily due to an increase of $75,000 in compensation and benefits.

For the year ended December 31, 2002, the Company reported net income of $3.2 million or $1.29 per diluted share compared to $3.1 million or $1.25 for the year ended December 31, 2001.

Net interest income after provision for loan losses increased $753,000 during the year ended December 31, 2002 compared to the same period in 2001. Interest expense decreased $1.0 million during 2002 as compared to 2001. An increase in the provision for loan losses of $239,000 was recorded for 2002 compared to 2001.

Noninterest income increased $22,000 for the year ended December 31, 2002 compared to the same period in 2001 due to an increase in service charges on deposit accounts of $152,000 offset by a decrease in gains on sales of loans of $124,000 as the Bank did not sell any loans during 2002. Noninterest expenses increased by $577,000 primarily due to increases in compensation and benefits and other operating expenses. Compensation and benefits increased by $356,000 compared to the same period last year due to normal salary increases, increased costs of employee health insurance and additional personnel. Other operating expenses increased by $165,000 compared to the same period last year primarily due to increases in automated teller machine charges, office supplies, correspondent banking and telephone expenses.

Total assets as of December 31, 2002 were $308.6 million compared to $282.8 million at December 31, 2001. The primary contributors to the asset growth were net loans receivable which increased by $14.3 million and investment securities which increased by $9.7 million. The funding for this asset growth was provided by increases of $12.1 million in deposits and $10.5 million in borrowed funds.

On September 26, 2002, the Company announced it has signed a definitive merger agreement with Hometown Bancshares, Inc. in New Albany, Indiana under which Hometown will merge with and into the Company in a transaction valued at approximately $10.7 million. The Company's Board of Directors has authorized the repurchase of up to 345,000 shares of its common stock in connection with the merger for the purpose of issuing the repurchased shares to shareholders of Hometown. The merger is expected to be completed in March of 2003.

First Harrison Bank currently has nine offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Hardinsburg, Palmyra, New Albany and New Salisbury. During 2002, the Bank received regulatory approval to open a new office in Jeffersonville, Indiana. Construction has begun on the new office which is expected to open during the second quarter of 2003. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the
---------------------
Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.


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



                                     FIRST CAPITAL, INC. AND SUBSIDIARY
                               Consolidated Financial Highlights (Unaudited)


                                                              TWELVE MONTHS ENDED                  THREE MONTHS ENDED
                                                                 DECEMBER 31,                         DECEMBER 31,
OPERATING DATA                                              2002              2001                  2002         2001
    (Dollars in thousands, except per share data)           ----              ----                  ----         ----

Total interest income                                     $   18,912        $   18,960           $   4,747    $   4,770
Total interest expense                                         8,802             9,842               2,116        2,334
                                                          -----------       -----------          ----------   ----------
Net interest income                                           10,110             9,118               2,631        2,436
Provision for loan losses                                        305                66                 150           30
                                                          -----------       -----------          ----------   ----------
Net interest income after provision for loan losses            9,805             9,052               2,481        2,406

Total non-interest income                                      1,728             1,706                 465          404
Total non-interest expense                                     6,522             5,945               1,627        1,521
                                                          -----------       -----------          ----------   ----------
Income before income taxes                                     5,011             4,813               1,319        1,289
Income tax expense                                             1,763             1,714                 467          459
                                                          -----------       -----------          ----------   ----------
Net income                                                $    3,248        $    3,099           $     852    $     830
                                                          ===========       ===========          ==========   ==========

Net income per common share, basic                        $     1.31        $     1.26           $    0.34    $    0.34
                                                          ===========       ===========          ==========   ==========

Net income per common share, diluted                      $     1.29        $     1.25           $    0.34    $    0.33
                                                          ===========       ===========          ==========   ==========

                                                           DECEMBER 31,      DECEMBER 31,
BALANCE SHEET INFORMATION                                     2002              2001
                                                              ----              ----

Cash and due from banks                                   $    6,610        $    7,184
Interest bearing deposits with banks                           6,044             5,198
Investment securities                                         66,454            56,727
Net loans                                                    215,996           201,730
Earning assets                                               291,210           265,834
Total assets                                                 308,553           282,823
Deposits                                                     216,202           204,122
FHLB debt                                                     53,320            42,825
Stockholders' equity                                          36,330            33,481


Contact:

First Capital, Inc.
M. Chris Frederick, 812/738-2198 ext. 234